Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

COMC, Inc.
Concord, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 19, 2004, except for the matters described in Note 1(c) as to which the date is February 4, 2005, relating to the consolidated financial statements of COMC, Inc., (as restated) which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
San Jose, California

February 8, 2005